September 2026

Preliminary Pricing Supplement filed pursuant to Rule 424(b)(2) dated August 27, 2026 / Registration Statement No. 333-284538
STRUCTURED INVESTMENTS

Opportunities in U.S. and International Equities

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated August 27, 2026

GS Finance Corp.

PLUS Based on the Value of a Basket of Underlying Stocks due October 13, 2027

Principal at Risk Securities

The Performance Leveraged Upside SecuritiesSM (PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your PLUS at stated maturity is based on the performance of an equally weighted basket composed of the common stock or ordinary shares of 10 companies, as measured from the pricing date to and including the valuation date.

The initial basket value is 100, and the final basket value (the basket closing value on the valuation date) will equal the sum of the products, as calculated separately for each underlying stock, of: (i) the closing value of such underlying stock on the valuation date multiplied by (ii) its multiplier. The multiplier will equal, for each underlying stock, the quotient of (i) the weighting of such underlying stock multiplied by 100 divided by (ii) its initial basket component value.

At maturity, if the final basket value is greater than the initial basket value of 100, the return on your PLUS will be positive and equal to the product of the leverage factor multiplied by the basket percent increase (the percentage increase in the final basket value from the initial basket value), subject to the maximum payment at maturity. If the final basket value less than the initial basket value, you will lose a portion of your investment. Declines in one or more underlying stocks may offset increases in the other underlying stocks.

The PLUS are for investors who seek the potential to earn 150% of any positive return of the basket, subject to the maximum payment at maturity, are willing to forgo interest payments and are willing to risk losing their entire investment if the final basket value has declined from the initial basket value.

SUMMARY TERMS (continued on page PS-2)
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Basket:

as described more fully below, an equally weighted basket composed of the common stock of Amazon.com, Inc. (current Bloomberg ticker: “AMZN UW”), the common stock of Coherent Corp. (current Bloomberg ticker: “COHR UN”), the common stock of Corning Incorporated (current Bloomberg ticker: “GLW UN”), an ordinary share of Linde plc (current Bloomberg ticker: “LIN UN”), the common stock of MP Materials Corp. (current Bloomberg ticker: “MP UN”), the common stock of Northrop Grumman Corporation (current Bloomberg ticker: “NOC UN”), the common stock of NVIDIA Corporation (current Bloomberg ticker: “NVDA UW”), the common stock of RBC Bearings Incorporated (current Bloomberg ticker: “RBC UN”), the common stock of Rocket Lab Corporation (current Bloomberg ticker: “RKLB UW”) and the Class A common stock of Space Exploration Technologies Corp. (current Bloomberg ticker: “SPCX UW”)

Principal amount:

$ in the aggregate on the original issue date; the aggregate principal amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the pricing date. On the stated maturity date, the company will pay, for each $1,000 of the outstanding principal amount, an amount, if any, in cash equal to the payment at maturity.

Pricing date:	expected to price on or about September 16, 2026
Original issue date:	expected to be September 21, 2026
Valuation date:	expected to be October 7, 2027, subject to adjustment as described in the accompanying general terms supplement
Stated maturity date:	expected to be October 13, 2027, subject to adjustment as described in the accompanying general terms supplement
Payment at maturity:
•
If the final basket value is greater than the initial basket value, $1,000 + the leveraged upside payment, subject to the maximum payment at maturity; or
•
If the final basket value is equal to or less than the initial basket value, $1,000 × the basket performance factor.

Leveraged upside payment:	$1,000 × leverage factor × basket percent increase
Leverage factor:	150%
Maximum payment at maturity (set on the pricing date):	at least $1,442.50 per PLUS (at least 144.25% of the stated principal amount)
CUSIP / ISIN:	40058LL24 / US40058LL244
Underwriter:	Goldman Sachs & Co. LLC
Estimated value range:	$900 to $960 per PLUS. See the following page for more information.

Original issue price	Underwriting discount	Net proceeds to the issuer
100% of the principal amount	1.50% ($ in total)*	98.50% ($ in total)

* Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $15.00 for each PLUS it sells. It has informed us that it intends to internally allocate $5.00 of the selling concession for each PLUS as a structuring fee.

Your investment in the PLUS involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-9. You should read the disclosure herein to better understand the terms and risks of your investment.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

SUMMARY TERMS (continued)

Basket (continued from previous page):	Basket component	Basket component weighting	Initial basket component value	Multiplier
	the common stock of Amazon.com, Inc.	10.00%
	the common stock of Coherent Corp.	10.00%
	the common stock of Corning Incorporated	10.00%
	an ordinary share of Linde plc	10.00%
	the common stock of MP Materials Corp.	10.00%
	the common stock of Northrop Grumman Corporation	10.00%
	the common stock of NVIDIA Corporation	10.00%
	the common stock of RBC Bearings Incorporated	10.00%
	the common stock of Rocket Lab Corporation	10.00%
	the Class A common stock of Space Exploration Technologies Corp.	10.00%

We refer to each basket component singularly as an underlying stock and together as the underlying stocks.

The initial basket component value of each underlying stock is the closing value of such underlying stock on the pricing date.

Basket percent increase:	(final basket value - initial basket value) / initial basket value
Initial basket value:	100
Final basket value:	the basket closing value on the valuation date
Basket closing value:	the basket closing value on any day is the sum of the products of the basket component closing value of each underlying stock times the applicable multiplier for such underlying stock on such date.
Basket component closing value:	in the case of each underlying stock, the closing value of such underlying stock.
Multiplier:

Each multiplier will be set on the pricing date based on the applicable underlying stock’s respective initial basket component value so that each underlying stock will represent its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the PLUS and will equal, for each underlying stock, (i) the product of the applicable basket component weighting times 100 divided by (ii) the applicable initial basket component value. See “Basket — Multiplier” above.

Basket performance factor:	final basket value / initial basket value
Authorized denominations:	$1,000 or any integral multiple of $1,000 in excess thereof
Listing:	the PLUS will not be listed on any securities exchange or interdealer quotation system

September 2026

The issue price, underwriting discount and net proceeds listed on the cover page relate to the PLUS we sell initially. We may decide to sell additional PLUS after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the PLUS will depend in part on the issue price you pay for such PLUS.

GS Finance Corp. may use this prospectus in the initial sale of the PLUS. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a PLUS after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your PLUS

The estimated value of your PLUS at the time the terms of your PLUS are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be in the range (the estimated value range) specified on the cover of this pricing supplement (per $1,000 principal amount), which is less than the original issue price. The value of your PLUS at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell PLUS (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your PLUS at the time of pricing, plus an additional amount (initially equal to $ per $1,000 principal amount).

The price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your PLUS (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your PLUS (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero from the time of pricing through , as described below). On and after , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your PLUS (if it makes a market) will equal approximately the then-current estimated value of your PLUS determined by reference to such pricing models.

With respect to the $ initial additional amount:

•
$ will decline to zero on a straight-line basis from the time of pricing through ; and
•
$ will decline to zero on a straight-line basis from through .

September 2026

About Your PLUS

The PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your PLUS and therefore should be read in conjunction with such documents:

•
General terms supplement no. 17,745 dated January 20, 2026
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your PLUS.

We refer to the PLUS we are offering by this pricing supplement as the “offered PLUS” or the “PLUS”. Each of the offered PLUS has the terms described in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 17,745 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “index stock(s)”,“lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “underlying stock(s)”, “worst performing”, “pricing date”, “underlying index publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 17,745 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price”, “closing value”, “index closing value” or “ETF closing price”, as applicable.

The PLUS will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The PLUS will be issued in book-entry form and represented by master note no 3, dated March 22, 2021.

September 2026

GS Finance Corp. PLUS Based on the Value of a Basket of Underlying Stocks due October 13, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

The PLUS Based on the Value of a Basket of Underlying Stocks due October 13, 2027 (the “PLUS”) can be used:

•
As an alternative to direct exposure to the basket that enhances returns for a limited range of positive performance of the basket, subject to the maximum payment at maturity
•
To potentially outperform the basket with respect to moderate increases in the basket from the initial basket value to the final basket value

However, you will not receive dividends on the underlying stocks or any interest payments on your PLUS.

If the final basket value is less than the initial basket value, the PLUS are exposed on a 1:1 basis to the negative performance of the basket from the initial basket value to the final basket value.

Key Investment Rationale

The PLUS offer leveraged exposure to a limited range of positive performance of the basket. In exchange for enhanced performance of 150.00% of the appreciation of the basket, investors forgo performance above the maximum payment at maturity. At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus the leveraged upside payment, subject to the maximum payment at maturity. However, if the basket has depreciated in value, investors will lose 1.00% for every 1.00% decline in the basket value from the pricing date to the valuation date of the PLUS. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Investors will not receive dividends on the underlying stocks or any interest payments on the PLUS and investors may lose their entire initial investment in the PLUS. All payments on the PLUS are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Leveraged Performance Up to a Cap

The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket, within a limited range of positive performance. However, investors will not receive dividends on the underlying stocks or any interest payments on the PLUS.

Upside Scenario

The basket increases in value. In this case, you receive a full return of principal as well as 150% of the increase in the value of the basket, subject to the maximum payment at maturity. For example, if the final basket value is 2.00% greater than the initial basket value, the PLUS will provide a total return of 3.00% at maturity.

Par Scenario	The final basket value is equal to the initial basket value. In this case, you receive the stated principal amount of $1,000 at maturity.
Downside Scenario

The basket declines in value. In this case, you receive less than the stated principal amount by an amount proportionate to the decline in the value of the basket from the initial basket value. For example, if the final basket value is 40.00% less than the initial basket value, the PLUS will provide at maturity a loss of 40.00% of principal. In this case, you receive $600.00 per PLUS, or 60.00% of the stated principal amount. There is no minimum payment at maturity on the PLUS, and you could lose your entire investment.

September 2026

GS Finance Corp. PLUS Based on the Value of a Basket of Underlying Stocks due October 13, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical basket closing values or hypothetical closing values of the underlying stocks on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The information in the following examples reflects hypothetical rates of return on the offered PLUS assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your PLUS in a secondary market prior to the stated maturity date, your return will depend upon the market value of your PLUS at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying stocks and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.

For these reasons, the actual performance of the basket over the life of your PLUS, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical basket component closing values shown elsewhere in this pricing supplement. For information about the historical values of the underlying stocks during recent periods, see “The Basket and the Underlying Stocks — Historical Basket Component Closing Values of the Underlying Stocks and Basket Closing Values” below.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your PLUS, tax liabilities could affect the after-tax rate of return on your PLUS to a comparatively greater extent than the after-tax return on the underlying stocks.

The below examples are based on the following terms:

Stated principal amount:	$1,000 per PLUS
Leverage factor:	150%
Maximum payment at maturity:	$1,442.50 per PLUS (144.25% of the stated principal amount)
Minimum payment at maturity:	None

September 2026

GS Finance Corp. PLUS Based on the Value of a Basket of Underlying Stocks due October 13, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

PLUS Payoff Diagram

How it works

▪

Upside Scenario. If the final basket value is greater than the initial basket value, investors will receive the $1,000 stated principal amount plus 150% of the appreciation of the basket from the pricing date to the valuation date of the PLUS, subject to the maximum payment at maturity. Under the terms of the PLUS, investors will realize the maximum payment at maturity at a final basket value of 129.5% of the initial basket value.

▪

▪If the basket appreciates 2.00%, investors will receive a 3.00% return, or $1,030.00 per PLUS.

▪If the basket appreciates 50.00%, investors will receive only the maximum payment at maturity of $1,442.50 per PLUS, or 144.25% of the stated principal amount.

▪	Par Scenario. If the final basket value is equal to the initial basket value, investors will receive the $1,000 stated principal amount per PLUS.
▪

Downside Scenario. If the final basket value is less than the initial basket value, investors will receive an amount that is less than the $1,000 stated principal amount, based on a 1.00% loss of principal for each 1.00% decline in the basket. Under these circumstances, the payment at maturity will be less than the stated principal amount per PLUS. There is no minimum payment at maturity on the PLUS.

▪	If the basket depreciates 40.00%, investors will lose 40.00% of their principal and receive only $600.00 per PLUS at maturity, or 60.00% of the stated principal amount.

September 2026

GS Finance Corp. PLUS Based on the Value of a Basket of Underlying Stocks due October 13, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Hypothetical Examples

The values in the left column of the table below represent hypothetical final basket values and are expressed as percentages of the initial basket value. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final basket value, and are expressed as percentages of the stated principal amount of a PLUS (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding stated principal amount of the offered PLUS on the stated maturity date would equal 100.000% of the stated principal amount of a PLUS, based on the corresponding hypothetical final basket value and the assumptions noted above.

Hypothetical Final Basket Value (as Percentage of Initial Basket Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
200.000%	144.250%
175.000%	144.250%
150.000%	144.250%
129.500%	144.250%
125.000%	137.500%
120.000%	130.000%
110.000%	115.000%
100.000%	100.000%
75.000%	75.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

As shown in the table above:

•
If, for example, the final basket value were determined to be 25.000% of the initial basket value, the payment at maturity that we would deliver on your PLUS at maturity would be 25.000% of the stated principal amount of your PLUS. As a result, if you purchased your PLUS on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your PLUS at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment).
•
If the final basket value were determined to be 200.000% of the initial basket value, the payment at maturity that we would deliver on your PLUS at maturity would be limited to the maximum payment at maturity, or 144.250% of each $1,000 principal amount of your PLUS. As a result, if you held your PLUS to the stated maturity date, you would not benefit from any increase in the final basket value over 129.50 % of the initial basket value.

September 2026

GS Finance Corp. PLUS Based on the Value of a Basket of Underlying Stocks due October 13, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risk Factors

An investment in your PLUS is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement. You should carefully review these risks and considerations as well as the terms of the PLUS described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement. Your PLUS are a riskier investment than ordinary debt securities. Also, your PLUS are not equivalent to investing directly in the underlying stocks. You should carefully consider whether the offered PLUS are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

Your PLUS Do Not Bear Interest

You will not receive any interest payments on your PLUS. As a result, even if the payment at maturity payable for your PLUS on the stated maturity date exceeds the stated principal amount of your PLUS, the overall return you earn on your PLUS may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Lose Your Entire Investment in the PLUS

You can lose your entire investment in the PLUS. The cash payment on your PLUS, if any, on the stated maturity date will be based on the performance of a weighted basket composed of the basket components as measured from the initial basket value set on the pricing date to the basket closing value on the valuation date. If the final basket value is less than the initial basket value, you will lose 1.00% of the stated principal amount of your PLUS for every 1.00% decline in the basket value from the pricing date to the valuation date of the PLUS, and you will lose a significant portion or all of your investment. Thus, you may lose your entire investment in the PLUS, which would include any premium to principal amount you paid when you purchased the PLUS.

Also, the market price of your PLUS prior to the stated maturity date may be significantly lower than the purchase price you pay for your PLUS. Consequently, if you sell your PLUS before the stated maturity date, you may receive far less than the amount of your investment in the PLUS.

The PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the PLUS will be based on the performance of the underlying stocks, the payment of any amount due on the PLUS is subject to the credit risk of GS Finance Corp., as issuer of the PLUS, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the PLUS. The PLUS are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the PLUS, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the PLUS, to pay all amounts due on the PLUS, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” in the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” in the accompanying prospectus.

The Return on Your PLUS Will Be Limited

Your ability to participate in any change in the value of the basket over the life of your PLUS will be limited because of the maximum payment at maturity. The maximum payment at maturity will limit the payment at maturity you may receive for each of your PLUS, no matter how much the value of the basket may rise over the life of your PLUS. Although the leverage factor provides 150.00% exposure to any increase in the final basket value over the initial basket value, because the payment at maturity will be limited to at least 144.25% of the stated principal amount per PLUS, any increase in the final basket value over the initial basket value by more than at least 29.50 % of the initial basket value will not further increase the return on the PLUS. Accordingly, the amount payable for each of your PLUS may be significantly less than it would have been had you invested directly in the underlying stocks.

September 2026

GS Finance Corp. PLUS Based on the Value of a Basket of Underlying Stocks due October 13, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The Lower Performance of One or More Underlying Stocks May Offset an Increase in Any of the Other Underlying Stocks

Declines in the value of one or more underlying stocks may offset an increase in the value of any of the other underlying stocks. As a result, any return on the basket — and thus on your PLUS — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your PLUS at maturity.

The Estimated Value of Your PLUS At the Time the Terms of Your PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your PLUS

The original issue price for your PLUS exceeds the estimated value of your PLUS as of the time the terms of your PLUS are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your PLUS”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your PLUS (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your PLUS as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your PLUS”) will decline to zero over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your PLUS”. Thereafter, if GS&Co. buys or sells your PLUS it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your PLUS at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your PLUS as of the time the terms of your PLUS are set on the pricing date, as disclosed above under “Estimated Value of Your PLUS”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the PLUS. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your PLUS in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your PLUS determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your PLUS May Be Influenced By Many Unpredictable Factors” below.

The difference between the estimated value of your PLUS as of the time the terms of your PLUS are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the PLUS, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your PLUS. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your PLUS.

In addition to the factors discussed above, the value and quoted price of your PLUS at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the PLUS, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your PLUS, including the price you may receive for your PLUS in any market making transaction. To the extent that GS&Co. makes a market in the PLUS, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured PLUS (and subject to the declining excess amount described above).

Furthermore, if you sell your PLUS, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your PLUS in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your PLUS at any price and, in this regard, GS&Co. is not obligated to make a market in the PLUS. See “Additional Risk Factors Specific to the Notes— Your Notes May Not Have an Active Trading Market” in the accompanying general terms supplement.

September 2026

GS Finance Corp. PLUS Based on the Value of a Basket of Underlying Stocks due October 13, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The Amount Payable on Your PLUS Is Not Linked to the Basket Component Closing Values of the Underlying Stocks at Any Time Other than the Valuation Date

The final basket value will be based on the basket component closing value of each of the underlying stocks on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the basket component closing values of the underlying stocks dropped precipitously on the valuation date, the payment at maturity for your PLUS may be significantly less than it would have been had the payment at maturity been linked to the basket component closing values prior to such drop in the values of the underlying stocks. Although the actual value of the underlying stocks on the stated maturity date or at other times during the life of your PLUS may be higher than the basket component closing values of the underlying stocks on the valuation date, you will not benefit from the basket component closing values of the underlying stocks at any time other than on the valuation date.

There Is Limited Hypothetical Historical Information About the Basket

The PLUS are linked to the performance of the basket. Because one of the underlying stocks, Space Exploration Technologies Corp., has available historical data only from June 12, 2026, hypothetical historical closing values of the basket are only available beginning on June 12, 2026. Because the hypothetical historical basket values are unavailable prior to June 12, 2026, limited hypothetical historical basket value information is available for you to consider in making an informed decision with respect to the PLUS.

The Market Value of Your PLUS May Be Influenced By Many Unpredictable Factors

When we refer to the market value of your PLUS, we mean the value that you could receive for your PLUS if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your PLUS, including:

•
the market value of the basket and the underlying stocks;
•
the volatility – i.e., the frequency and magnitude of changes – in the market values of the underlying stocks;
•
the dividend rates of the underlying stocks;
•
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the market segments of which the underlying stocks are a part, and which may affect the market values of the underlying stocks;
•
interest rates and yield rates in the market;
•
the time remaining until your PLUS mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your PLUS may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in PLUS with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your PLUS before maturity, including the price you may receive for your PLUS in any market making transaction. If you sell your PLUS before maturity, you may receive less than the principal amount of your PLUS or the amount you may receive at maturity.

You cannot predict the future performance of the underlying stocks based on their historical performance. The actual performance of the underlying stocks over the life of the offered PLUS or the payment at maturity may bear little or no relation to the historical basket component closing values of the underlying stocks or to the hypothetical examples shown elsewhere in this pricing supplement.

September 2026

GS Finance Corp. PLUS Based on the Value of a Basket of Underlying Stocks due October 13, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

We Will Not Hold Shares of the Underlying Stocks for Your Benefit

The indenture governing your PLUS does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey a share or shares of the underlying stocks acquired by us or them. Neither we nor our affiliates will pledge or otherwise hold shares of the underlying stocks for your benefit in order to enable you to exchange your PLUS for shares under any circumstances. Consequently, in the event of our bankruptcy, insolvency or liquidation, any shares of the underlying stocks owned by us will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

In Some Circumstances, the Payment You Receive On the Notes May Be Based On the Securities of Another Company and Not the Issuer of an Underlying Stock

Following certain corporate events relating to an underlying stock where its issuer is not the surviving entity, the amount you receive at maturity may be based on the securities of a successor to such underlying stock issuer or any cash or any other assets distributed to holders of shares of the underlying stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the PLUS. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting distribution property (as described above) under “Anti-dilution Adjustments for Index Stocks” in the accompanying general terms supplement.

You Have No Shareholder Rights or Any Rights to Receive Any Underlying Stock

Investing in your PLUS will not make you a holder of the underlying stocks. Neither you nor any other holder or owner of your PLUS will have any rights with respect to the underlying stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underlying stocks or any other rights of a holder of the underlying stocks. In addition, you will have no right to receive any shares of the underlying stocks on the stated maturity date.

We May Sell an Additional Aggregate Stated Principal Amount of the PLUS at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the PLUS subsequent to the date of this pricing supplement. The issue price of the PLUS in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the PLUS Will be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the PLUS. If you purchase PLUS at a price that differs from the stated principal amount of the PLUS, then the return on your investment in such PLUS held to the stated maturity date will differ from, and may be substantially less than, the return on PLUS purchased at stated principal amount. If you purchase your PLUS at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the PLUS will be lower than it would have been had you purchased the PLUS at stated principal amount or a discount to stated principal amount.

Risks Related to Conflicts of Interest

Other Investors May Not Have the Same Interests as You

Other investors in the PLUS are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders. The interests of other investors may, in some circumstances, be adverse to your interests. Further, other investors in the market may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your PLUS, the underlying stocks or other similar securities, which may adversely impact the market for or value of your PLUS.

Additional Risks Related to an Ordinary Share of Linde plc

An Investment in the Offered PLUS is Subject to Risks Associated with Securities Issued By a Foreign Company

The value of your PLUS is linked, in part, to an underlying stock issued by a foreign company. Investments linked to the value of securities issued by a foreign company involve particular risks.

September 2026

GS Finance Corp. PLUS Based on the Value of a Basket of Underlying Stocks due October 13, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The prices of securities issued by foreign companies are subject to political, economic, financial and social factors that are unique to such foreign company's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in securities issued by foreign companies; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. For example, the United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign companies and the price of securities issued by such companies. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities issued by foreign companies to fluctuate in a way that differs from those of securities issued by U.S. companies. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on prices of securities issued by foreign companies.

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Negatively Affect Your Investment in the PLUS

Government regulatory action, including legislative acts and executive orders, could negatively affect your investment in the PLUS in a variety of ways, depending on the nature of such government regulatory action. For example, recently enacted legislation in the United States could lead to a prohibition on trading in the United States of the underlying stock if the Public Company Accounting Oversight Board is prevented from performing inspections relating to the underlying stock issuer by its jurisdiction of organization. Such legislation could have a material and negative effect on the underlying stock issuer, the underlying stock price and your return on the PLUS.

Further, recent executive orders issued by the U.S. Government prohibit U.S. persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to the offered PLUS due to determinations regarding the underlying stock, the value of the PLUS could be materially and negatively affected, and transactions in, or holdings of, the PLUS may become prohibited under United States law. Any such action could result in the loss of a significant portion or all of your investment in the PLUS, including if you attempt to divest the PLUS at a time when the value of the PLUS has declined.

Additional Risks Related to the Common Stock of Rocket Lab Corporation and the Class A common stock of Space Exploration Technologies Corp.

The Underlying Stocks Have a Very Limited Trading History

The value of your PLUS is linked, in part, to underlying stocks that have only recently commenced public trading and, therefore, have very limited historical performance. Because each such underlying stock has no historical closing price prior to the date it commenced trading, limited historical information will be available for you to consider in making an independent investigation of its performance, which may make it difficult for you to make an informed decision with respect to the PLUS. Further, because each such underlying stocks has a very limited trading history, your investment in the PLUS may involve greater risks than an investment in a PLUS linked to the securities of companies with a more established record of performance.

Risks Related to Tax

Your PLUS May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your PLUS are uncertain, both as to the timing and character of any inclusion in income in respect of your PLUS.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your PLUS that are currently characterized as pre-paid

September 2026

GS Finance Corp. PLUS Based on the Value of a Basket of Underlying Stocks due October 13, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your PLUS. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your PLUS after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your PLUS. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the PLUS for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your PLUS in your particular circumstances.

Non-United States Holders Should Consider the Withholding Tax Implications of Owning the PLUS

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30%

(or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange, or maturity of your PLUS, could be collected via withholding. If these regulations were to apply to the PLUS, we may be required to withhold such taxes if any U.S.-source dividends are paid on the underlying stocks during the term of the PLUS. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the PLUS in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your PLUS, your PLUS will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your PLUS for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the PLUS to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your PLUS.

September 2026

GS Finance Corp. PLUS Based on the Value of a Basket of Underlying Stocks due October 13, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The Basket and the Underlying Stocks

The Basket

The basket is composed of 10 underlying stocks with the following basket component weightings within the basket: the common stock of Amazon.com, Inc. (10.00% weighting), the common stock of Coherent Corp. (10.00% weighting), the common stock of Corning Incorporated (10.00% weighting), an ordinary share of Linde plc (10.00% weighting), the common stock of MP Materials Corp. (10.00% weighting), the common stock of Northrop Grumman Corporation (10.00% weighting), the common stock of NVIDIA Corporation (10.00% weighting), the common stock of RBC Bearings Incorporated (10.00% weighting), the common stock of Rocket Lab Corporation (10.00% weighting) and the Class A common stock of Space Exploration Technologies Corp. (10.00% weighting).

The Underlying Stocks

Where Information About the Underlying Stock Issuers Can Be Obtained

The underlying stocks are registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed by the underlying stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is sec.gov.

Information about the underlying stock issuers may also be obtained from other sources such as press releases, newspaper articles and other publicly available documents.

We Obtained the Information About the Underlying Stock Issuers From the Underlying Stock Issuers’ Public Filings

This pricing supplement relates only to your PLUS and does not relate to the underlying stocks or other securities of the underlying stock issuers. We have derived all information about the underlying stock issuers in this pricing supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the underlying stock issuers in connection with the offering of your PLUS. Furthermore, we do not know whether all events occurring before the date of this pricing supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the underlying stocks — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the underlying stock issuers could affect the value you will receive at maturity and, therefore, the market value of your PLUS.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying stocks.

We or any of our affiliates may currently or from time to time engage in business with the underlying stock issuers, including making loans to or equity investments in the underlying stock issuers or providing advisory services to the underlying stock issuers, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the underlying stock issuer and, in addition, one or more of our affiliates may publish research reports about the underlying stock issuers. As an investor in a PLUS, you should undertake such independent investigation of the underlying stock issuers as in your judgment is appropriate to make an informed decision with respect to an investment in a PLUS.

September 2026

GS Finance Corp. PLUS Based on the Value of a Basket of Underlying Stocks due October 13, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Historical Basket Component Closing Values of the Underlying Stocks and Basket Closing Values

The respective basket component closing values of the underlying stocks have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying stocks have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the basket component closing value of any of the underlying stocks during any period shown below is not an indication that the underlying stocks are more or less likely to increase or decrease at any time during the life of your PLUS.

You should not take the historical basket component closing values of the underlying stocks or the historical basket closing values as an indication of the future performance of the underlying stocks or the basket, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the basket or the underlying stocks will result in you receiving an amount greater than the outstanding principal amount of your PLUS on the stated maturity date, or that you will not suffer a loss of some or a substantial portion of your investment in the PLUS.

Neither we nor any of our affiliates make any representation to you as to the performances of the underlying stocks. Before investing in the offered PLUS, you should consult publicly available information to determine the values of the underlying stocks between the date of this pricing supplement and the date of your purchase of the offered PLUS and, given the recent volatility described above, you should pay particular attention to recent values of the underlying stocks. The actual performance of each underlying stock over the life of the offered PLUS, as well as the payment at maturity, if any, may bear little relation to the historical basket component closing values shown below.

The graphs below, except where otherwise indicated, show the daily historical closing values of each underlying stock from January 1, 2021 through August 25, 2026, adjusted for corporate events, if applicable. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities. We obtained the closing values in the graphs below from Bloomberg Financial Services, without independent verification.

According to publicly available information, Amazon.com, Inc. is an e-commerce company. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by referencing its SEC file number 001-43202. The daily historical closing prices for Amazon.com, Inc. in the graph below have been adjusted for a 20-for-1 stock split that became effective before the market open on June 6, 2022.

Historical Performance of Amazon.com, Inc.

September 2026

GS Finance Corp. PLUS Based on the Value of a Basket of Underlying Stocks due October 13, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

According to publicly available information, Coherent Corp. is a vertically integrated manufacturing company that develops, manufactures, and markets lasers, transceivers, and other optical and optoelectronic devices, modules, and systems, as well as engineered materials, for use in the communications, industrial, instrumentation and electronics markets. On July 1, 2022, II-VI Incorporated completed its acquisition of Coherent, Inc. Subsequently, on September 8, 2022, II-VI Incorporated changed its name to Coherent Corp. and began trading under the ticker symbol “COHR” on the Nasdaq Global Select Market. On February 23, 2023, Coherent Corp. transferred the listing of its common stock from the Nasdaq Global Select Market to the New York Stock Exchange. In the graph, the closing prices to the left of the vertical solid line marker reflect the historical closing prices of Coherent Corp. prior to the acquisition. Closing prices to the right of the vertical solid line marker reflect the historical closing prices of Coherent Corp. after the acquisition. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by referencing its SEC file number 001-39375.

Historical Performance of Coherent Corp. (formerly II-VI Incorporated)

September 2026

GS Finance Corp. PLUS Based on the Value of a Basket of Underlying Stocks due October 13, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

According to publicly available information, Corning Incorporated produces damage-resistant cover materials for mobile devices; precision glass for advanced displays; optical fiber, cable and connectivity solutions for advanced communications networks, such as fiber to the home and data centers, enabling artificial intelligence and connections around the world; products to accelerate drug discovery and delivery; and clean-air technologies and technical glass for cars and trucks. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by referencing its SEC file number 001-03247.

Historical Performance of Corning Incorporated

September 2026

GS Finance Corp. PLUS Based on the Value of a Basket of Underlying Stocks due October 13, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

According to publicly available information, Linde plc is an industrial gas company that designs and builds equipment that produces industrial gases and offers customers a range of gas production and processing services such as olefin plants, natural gas plants, air separation plants, hydrogen and synthesis gas plants and other types of plants. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by referencing its SEC file number 001-38730.

Historical Performance of Linde plc

September 2026

GS Finance Corp. PLUS Based on the Value of a Basket of Underlying Stocks due October 13, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

According to publicly available information, MP Materials Corp. is a producer of rare earth materials. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by referencing its SEC file number 001-39277.

Historical Performance of MP Materials Corp.

September 2026

GS Finance Corp. PLUS Based on the Value of a Basket of Underlying Stocks due October 13, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

According to publicly available information, Northrop Grumman Corporation is a global aerospace and defense technology company. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by referencing its SEC file number 001-16411.

Historical Performance of Northrop Grumman Corporation

September 2026

GS Finance Corp. PLUS Based on the Value of a Basket of Underlying Stocks due October 13, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

According to publicly available information, NVIDIA Corporation is a data center scale artificial intelligence infrastructure company. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by referencing its SEC file number 000-23985. The daily historical closing prices for NVIDIA Corporation in the graph below have been adjusted for a 4-for-1 stock split that became effective before the market open on July 20, 2021 and a 10-for-1 stock split that became effective before the market open on June 10, 2024.

Historical Performance of NVIDIA Corporation

September 2026

GS Finance Corp. PLUS Based on the Value of a Basket of Underlying Stocks due October 13, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

According to publicly available information, RBC Bearings Incorporated, together with its subsidiaries, is an international manufacturer and marketer of precision bearings, components and essential systems for the industrial and aerospace & defense markets. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by referencing its SEC file number 001-40840.

Historical Performance of RBC Bearings Incorporated

September 2026

GS Finance Corp. PLUS Based on the Value of a Basket of Underlying Stocks due October 13, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

According to publicly available information, Rocket Lab Corporation (formerly Rocket Lab USA, Inc.) is an end-to-end space company. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by referencing its SEC file number 001-39560. Upon the closing of a business combination on August 25, 2021, Rocket Lab Corporation's common stock began trading on The Nasdaq Stock Market LLC under the symbol “RKLB”. The graph below shows the daily historical closing prices of Rocket Lab Corporation (formerly Rocket Lab USA, Inc.) from the date its common stock commenced trading on August 25, 2021 through August 25, 2026.

Historical Performance of Rocket Lab Corporation (formerly Rocket Lab USA, Inc.)

September 2026

GS Finance Corp. PLUS Based on the Value of a Basket of Underlying Stocks due October 13, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

According to publicly available information, Space Exploration Technologies Corp. builds integrated hardware and software infrastructure across space, connectivity and artificial intelligence and designs, manufactures, launches and operates products and services built on technologies including rockets and spacecraft. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by referencing its SEC file number 001-43344. The graph below shows the daily historical closing prices of the Space Exploration Technologies Corp. from the completion of its initial public offering on June 12, 2026 through August 25, 2026.

Historical Performance of Space Exploration Technologies Corp

September 2026

GS Finance Corp. PLUS Based on the Value of a Basket of Underlying Stocks due October 13, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Historical Basket Values

The following graph is based on the basket closing value for the period from June 12, 2026 through August 25, 2026 assuming that the basket closing value was 100 on June 12, 2026. We derived the basket closing values based on the method to calculate the basket closing value as described in this pricing supplement and on actual basket component closing values of the basket components on the relevant date. The basket closing value has been normalized such that its hypothetical value on June 12, 2026 was 100. As noted in this pricing supplement, the initial basket value will be set at 100 on the pricing date. The basket closing value can increase or decrease due to changes in the values of the underlying stocks. The hypothetical closing levels of the basket begin at June 12, 2026 because one of the underlying stocks,Space Exploration Technologies Corp., has available historical data only from June 12, 2026.

Historical Performance of the Basket

September 2026

GS Finance Corp. PLUS Based on the Value of a Basket of Underlying Stocks due October 13, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Supplemental Discussion of U.S. Federal Income Tax Consequences

No statutory, judicial or administrative authority directly addresses how your PLUS should be characterized and treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in your PLUS are uncertain. You will be obligated pursuant to the terms of your PLUS — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your PLUS for all tax purposes as pre-paid derivative contracts in respect of the basket, as described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement. It is the opinion of Sidley Austin LLP that such a characterization of the PLUS for U.S. federal income tax purposes is a reasonable interpretation of current law. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange, or maturity of your PLUS, you should recognize capital gain or loss equal to the difference, if any, between the amount you receive at such time and your tax basis in your PLUS.

Notwithstanding the foregoing, since the appropriate U.S. federal income tax characterization and treatment of your PLUS are uncertain, it is possible that the Internal Revenue Service could assert a different characterization and treatment than that described immediately above. In this case, the timing and character of income, gain or loss recognized with respect to your PLUS could substantially differ from that described above.

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the PLUS will generally be subject to the FATCA withholding rules.

September 2026

GS Finance Corp. PLUS Based on the Value of a Basket of Underlying Stocks due October 13, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Supplemental Plan of Distribution; Conflicts of Interest

As described under “Supplemental Plan of Distribution” in the accompanying general terms supplement and “Plan of Distribution — Conflicts of Interest” in the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $ .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered PLUS specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the PLUS to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $15.00 for each PLUS it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $5.00 of the selling concession for each PLUS as a structuring fee. The costs included in the original issue price of the PLUS will include a fee paid by GS&Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of PLUS within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of PLUS will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We expect to deliver the PLUS against payment therefor in New York, New York on September 21, 2026. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade PLUS on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the PLUS. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the PLUS.

September 2026